Exhibit 99.6

FIFTH AMENDMENT TO REIMBURSEMENT,
CREDIT AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO REIMBURSEMENT, CREDIT AND SECURITY AGREEMENT (this “Amendment”) is made as of this 10TH day of January, 2008, by and between INNOVATIVE SOLUTIONS AND SUPPORT, LLC (the “Borrower”) and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).

RECITALS:

A.                                   The Bank and the Borrower entered into a Reimbursement, Credit and Security Agreement dated as of August 1, 2000, as amended by an Amendment dated as of November 29, 2002, an Amendment to Loan Documents dated as of March 30, 2004, a Third Amendment to Reimbursement, Credit and Security Agreement and Waiver dated as of July 25, 2006, and by a Fourth Amendment to Reimbursement, Credit and Security Agreement dated as of January 29, 2007 (as so amended, the “Agreement”), pursuant to which the Bank has issued a letter of credit for the account of the Borrower in connection with the issuance of certain industrial development revenue bonds on behalf of the Borrower.

B.                                     The Borrower has requested that the Bank amend certain financial covenants in the Agreement and the Bank has agreed to amend the Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the legality and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

2.                                      Amendment to Agreement. The Agreement is hereby amended effective as of the date hereof as follows:

(a)                               Section 6.21(a) is hereby amended and restated to read in full as follows:

“(a)                            IS&S, Inc. will maintain at all times unencumbered cash and marketable securities having a market value of at least $20,000,000.”

(b)                                 Section 6.21(b) is hereby deleted in its entirety and replaced with the words “Intentionally Deleted”.

(c)                                  Section 6.21(c) is hereby deleted in its entirety and replaced with the words “Intentionally Deleted”.

3.                                      Amendments to the Other Documents. All references to the Agreement in the Collateral Documents or the Bond Documents and in any documents executed in connection therewith shall be deemed to refer to the Agreement as amended by this Amendment.

4.                                      Ratification of the Other Documents. Notwithstanding anything to the contrary herein contained or any claims of the parties to the contrary, the Bank and the Borrower agree that the Agreement and the Collateral Documents and each of the documents executed in connection therewith are in full force and effect and each such document shall remain in full force and effect, as further amended by this Amendment, and the Borrower hereby ratifies and confirms its obligations thereunder.

5.                                      Representations and Warranties.

(a)                                  The Borrower hereby certifies that (i) the representations and warranties of the Borrower in the Agreement are true and correct in all material respects as of the date hereof, as if made on the date hereof and (ii) no Event of Default and no event which could become an Event of Default with the passage of time or the giving of notice, or both, under the Agreement or the Collateral Documents exists on the date hereof.

(b)                                 The Borrower further represents that it has all the requisite power and authority to enter into and to perform its obligations under this Amendment, and that the execution, delivery and performance of this Amendment have been duly authorized by all requisite action and will not violate or constitute a default under any provision of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect or of the organizational documents of the Borrower, or of any indenture, note, loan or credit agreement, license or any other agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties is bound.

(c)                                  The Borrower also further represents that the Borrower’s reimbursement obligation under the Agreement is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of such obligations.

6.                                      Conditions Precedent. The amendments set forth herein shall be effective as of the date hereof upon the fulfillment, to the satisfaction of the Bank and its counsel, of the following conditions precedent:

(a)                               The Borrower shall have delivered to the Bank the following, all of which shall be in form and substance satisfactory to the Bank and shall be duly completed and executed:

(i)                           a fully executed counterpart of this Amendment, including the Consent of Guarantors; and

(ii)                        such additional documents, certificates and information as the Bank may reasonably request.

(b)                                 The Borrower shall have paid to the Bank (i) a nonrefundable modification fee in the amount of $2,500, and (ii) a document services fee of $500 for documenting this transaction (which includes, among other things, fees and expenses of the Bank’s outside and in-house counsel).

(c)                             The representations and warranties set forth in the Agreement shall be true and correct on and as of the date hereof.

(d)                            No Event of Default, and no event which, with the passage of time or the giving of notice, or both, would become such an Event of Default shall have occurred and be continuing as of the date hereof.

7.                                      No Waiver. This Amendment does not and shall not be deemed to constitute a waiver by the Bank of any Event of Default, or of any event which with the passage of time or the giving of notice or both would constitute an Event of Default, nor does it obligate the Bank to agree to any further modifications to the Agreement or the Collateral Documents or constitute a waiver of any of the Bank’s other rights or remedies.

8.                                      Release and Indemnity. (a) Recognizing and in consideration of the Bank’s agreement to the amendments provided herein, the Borrower hereby waives and releases the Bank and its officers, attorneys, agents, directors, and employees from any liability, suit, damage, claim, actions, counterclaims or offsets, loss or expense of any kind or nature whatsoever and howsoever arising, whether known or unknown and whether based on facts now known or unknown, direct or derivative, that the Borrower, or anyone claiming in a derivative capacity from the Borrower, ever had or has as of the date of this Amendment against any of them including, without limitation, any of the foregoing arising out of or relating to the Bank’s or such other Persons’ acts or omissions with respect to this Amendment, the other documents executed in connection herewith, the Agreement, the Collateral Documents, the Bond Documents or any other matters described or referred to herein or therein.

(b)                            The Borrower further hereby agrees to indemnify and hold the Bank and its officers, attorneys, agents, directors and employees harmless from any loss, damage, judgment, liability or expense (including counsel fees) suffered by or rendered against the Bank or any of them on account of anything arising out of this Amendment, the Agreement, the Collateral Documents, the Bond Documents or any other document or instrument delivered pursuant hereto or thereto up to and including the date of this Amendment; provided   that, the Borrower shall not have any obligation hereunder to the Bank or such other Person with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Bank or such other Person.

9.                                      Miscellaneous.

(a)                                  All terms, conditions, provisions and covenants in the Agreement and the Collateral Documents and all other documents delivered to the Bank in connection therewith shall remain unaltered and in full force and effect except as modified or amended hereby. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Agreement or any Collateral Document or any other document executed in connection therewith, the terms and provisions hereof shall control.

(b)                                 This Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

(c)                                  In the event any provisions of this Amendment shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

(d)                                 This Amendment shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

(e)                                  This Amendment, and the Agreement and Collateral Documents as amended hereby, shall inure to the benefit of, and be binding upon, the parties hereto and thereto and their respective successors and assigns and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument,

(f)                                    The headings used in this Amendment are for convenience of reference only, do not form a part of this Amendment and shall not affect in any way the meaning or interpretation of this Amendment.

[Signatures to appear on the following page]

CONSENT OF GUARANTORS

Each of the undersigned guarantors (the “Guarantors”) consents to the provisions of the foregoing Fifth Amendment to Reimbursement, Credit and Security Agreement (the “Amendment”) and confirms and agrees that: (a) such Guarantor’s obligations under its Guaranty and Surety Agreement dated as of August 1, 2000 (as the same has been amended, the “Guaranty”), relating to the obligations of the Borrower to the Bank shall be unimpaired by the Amendment; (b) such Guarantor has no defenses, set offs, counterclaims, discounts or charges of any kind against the Bank, its officers, directors, employees, agents or attorneys with respect to the Guaranty; and (c) all of the terms, conditions and covenants in the Guaranty remain unaltered and in full force and effect and are hereby ratified and confirmed and apply to the obligations of the Borrower to the Bank, as modified by the Amendment. Each of the Guarantors certifies that all representations and warranties made by it in the Guaranty are true and correct as of the date of the Amendment.

Each of the Guarantors ratifies and confirms the indemnification, confession of judgment and waiver of jury trial provisions, if any, contained in the Guaranty.

WITNESS the due execution of this Consent as a document under seal as of the date of the Amendment, intending to be legally bound hereby.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

By:	/s/ James Reilly
Name:	JAMES REILLY
Title:	CFO

IS&S DELAWARE, INC.

By:	/s/ James Reilly
Name:	JAMES REILLY
Title:	CFO

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to Reimbursement, Credit and Security Agreement as of the day and year first above written.

INNOVATIVE SOLUTIONS AND SUPPORT, LLC

By:	Innovative Solutions and Support, Incorporated, its sole member and manager

	By:	/s/ James Reilly
	Name:	JAMES REILLY
	Title:	CFO

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ John M Dinapoli
Name:	JOHN M DINAPOLI
Title:	SENIOR V.P.

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